Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement Number 333-171183

The Kroger Co.

Pricing Term Sheet

Dated April 10, 2012

3.400% Notes due 2022

Issuer:	The Kroger Co.
Principal Amount:	$500,000,000
Security Type:	Senior Notes
Maturity:	April 15, 2022
Coupon:	3.400%
Price to Public:	99.355%
Yield to Maturity:	3.477%
Spread to Benchmark Treasury:	T + 150 bps
Benchmark Treasury:	UST 2.000% due February 15, 2022
Benchmark Treasury Spot and Yield:	100-06+ and 1.977%
Interest Payment Dates:	April 15 and October 15 commencing October 15, 2012
Make-Whole Call:	Treasury Rate plus 25 basis points (prior to January 15, 2022)
Par Call:	On or after January 15, 2022 (three months prior to maturity)
Trade Date:	April 10, 2012
Settlement Date:	April 16, 2012 (T+4)
Denominations:	$2,000 x $1,000
Ratings:	Baa2/BBB/BBB (Stable/Stable/Stable)
CUSIP/ISIN:	501044 CQ2 / US501044CQ29
Joint Bookrunners:	Citigroup Global Markets Inc. Goldman, Sachs & Co. RBS Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC
Senior Co-Managers:	BNY Mellon Capital Markets, LLC Fifth Third Securities, Inc. PNC Capital Markets LLC RBC Capital Markets, LLC
Co-Managers:	CastleOak Securities, L.P. The Williams Capital Group, L.P.

5.000% Notes due 2042

Issuer:	The Kroger Co.
Principal Amount:	$350,000,000
Security Type:	Senior Notes
Maturity:	April 15, 2042
Coupon:	5.000%
Price to Public:	99.661%
Yield to Maturity:	5.022%
Spread to Benchmark Treasury:	T + 190 bps
Benchmark Treasury:	UST 3.125% due November 15, 2041
Benchmark Treasury Spot and Yield:	100-02 and 3.122%
Interest Payment Dates:	April 15 and October 15 commencing October 15, 2012
Make-Whole Call:	Treasury Rate plus 30 basis points (prior to October 15, 2041)
Par Call:	On or after October 15, 2041 (six months prior to maturity)
Trade Date:	April 10, 2012
Settlement Date:	April 16, 2012 (T+4)
Denominations:	$2,000 x $1,000
Ratings:	Baa2/BBB/BBB (Stable/Stable/Stable)
CUSIP/ISIN:	501044 CR0 / US501044CR02
Joint Bookrunners:	Citigroup Global Markets Inc. Goldman, Sachs & Co. RBS Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC
Senior Co-Managers:	BNY Mellon Capital Markets, LLC Fifth Third Securities, Inc. PNC Capital Markets LLC RBC Capital Markets, LLC
Co-Managers:	CastleOak Securities, L.P. The Williams Capital Group, L.P.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at (877) 858-5407, Goldman, Sachs & Co. toll-free at (866)-471-2526 or RBS Securities Inc. toll-free at (866) 884-2071.

We expect that delivery of the notes will be made against payment therefor on or about the settlement date specified above, which will be the fourth business day following the date of this term sheet. Under Rule 15c6-1 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of this term sheet will be required, by virtue of the fact that the notes initially will settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date hereof should consult their own advisor.

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